Exhibit 99.1

Tenneco Announces New Chair of its Board of Directors

Names Dennis J. Letham Chairman of the Board

LAKE FOREST, Ill., May 12, 2020 — Tenneco Inc. (NYSE: TEN) today announced that its Board of Directors has appointed Dennis J. Letham, formerly Lead Independent Director, as its new Chairman. Letham succeeds Gregg M. Sherrill, who served as non-executive Chairman of the Board since 2018, and as Chairman for over 10 years after joining Tenneco in January of 2007 as the Company’s Chief Executive Officer. The appointment is effective immediately. Sherrill will remain a member of the Board and announced that he intends to retire prior to next year’s annual meeting of stockholders.

“It’s been an honor to serve as Tenneco’s Board chair for the last 13 years,” said Sherrill. “I’m confident in our future and in Dennis’ leadership as we continue our commitment to the best governance practices by refreshing our Board leadership positions with highly qualified individuals. Dennis has been a member of the Board since 2007 and for many of those years has served as the chair of our audit committee. That experience, along with his appointment earlier this year as Lead Independent Director, marks a natural progression for Dennis to serve as fully independent Board Chairman. We are confident that he will help ensure that our actions and decisions remain focused on the best interests of shareholders in his new role.”

Mr. Letham has significant public company executive experience from his more than 35-year career, including serving as Executive Vice President and Chief Financial Officer of Anixter International Inc. from 1995 until his retirement in 2011. He currently serves as a director of Extra Space Storage Inc. Mr. Letham has gained a deep understanding of the operations and complex financials of large organizations undergoing transitions, making him uniquely qualified to serve as Chairman of the Board.

In addition, the company announced today that Roy V. Armes has been added to the audit committee and Aleksandra (“Aleks”) A. Miziolek will join the Board’s compensation committee. Following these actions, the composition of Tenneco’s Board committees will be as follows:

•	Audit Committee: Thomas C. Freyman (Chair), Roy V. Armes, Denise Gray, Jane L. Warner

•	Compensation Committee: James S. Metcalf (Chair), Thomas C. Freyman, Denise Gray, Aleks A. Miziolek, Charles K. Stevens III

•	Nominating and Governance Committee: Jane L. Warner (Chair), Roy V. Armes, Aleks A. Miziolek, Charles K. Stevens III

“For the last 13 years, Tenneco has been and will continue to be very fortunate to have Gregg’s steady hand and strong voice in the Board room,” said Dennis Letham, incoming Chairman of the Tenneco Board. “I look forward to continuing to work with Gregg and the other directors as we continue to oversee the successful execution of Tenneco’s strategic and financial objectives.”

About Tenneco

Headquartered in Lake Forest, Illinois, Tenneco is one of the world’s leading designers, manufacturers and marketers of Aftermarket, Ride Performance, Clean Air and Powertrain products and technology solutions for diversified markets, including light vehicle, commercial truck, off-highway, industrial and the aftermarket, with 2019 revenues of $17.45 billion and approximately 78,000 employees worldwide. On October 1, 2018, Tenneco completed the acquisition of Federal-Mogul, a leading global supplier to original equipment manufacturers and the aftermarket. In the future, the company expects to separate its divisions to form two new, independent companies: DRiV, an Aftermarket and Ride Performance company, and New Tenneco, a Powertrain Technology company.

-More-

Forward-Looking Statements

This release contains forward-looking statements. These forward-looking statements include, among others, statements relating to our execution of objectives and plans to separate into two independent companies. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements, including the course of the COVID-19 pandemic and its impact on general economic, business and market conditions, our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic and our previously announced Accelerate plan and to realize the anticipated benefits of these actions, our financial flexibility in addressing the impact of the COVID-19 pandemic, our ability to maintain compliance with the agreements governing our indebtedness and otherwise have sufficient liquidity through the COVID-19 pandemic, the possibility that Tenneco may not complete the separation of the Aftermarket & Ride Performance business from the Powertrain Technology business (or achieve some or all of the anticipated benefits of such a separation); the possibility that the separation may have an adverse impact on existing arrangements with Tenneco, including those related to transition, manufacturing and supply services and tax matters; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the risk that the benefits of the separation may not be fully realized or may take longer to realize than expected; the risk that the separation may not advance Tenneco’s business strategy; the potential diversion of Tenneco management’s attention resulting from the separation; as well as the risk factors and cautionary statements included in Tenneco’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the SEC.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Unless otherwise indicated, the forward-looking statements in this release are made as of the date of this communication, and, except as required by law, Tenneco does not undertake any obligation, and disclaims any obligation, to publicly disclose revisions or updates to any forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its annual report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended March 31, 2020.

Media inquiries: Bill Dawson 847-482-5807 bdawson@tenneco.com	Investor inquiries: Linae Golla 847-482-5162 lgolla@tenneco.com Rich Kwas 248-849-1340 rich.kwas@tenneco.com